EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use within this Registration Statement on Form S-1 of Cyclone Power Technologies, Inc. of our report dated April 13, 2012, relating to the consolidated balance sheets of Cyclone Power Technologies, Inc., as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended.  We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Mallah Furman

Fort Lauderdale, Florida
October 12, 2012